UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported):      March 19, 2005

Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

2701 Cambridge Court, Suite 300, Auburn Hills, Michigan	48326

(Address of Principal Executive Offices)	(Zip Code)

(248) 340-9090

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2005, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Champion Enterprises, Inc. (the “Company”) approved a bonus arrangement for fiscal year 2005 for executive officers and other corporate office employees of the Company. Under this arrangement, each executive officer was assigned a target bonus amount that is a certain percentage of his or her annual base salary ranging from 50% up to 100% for the President of the Company. The tentative bonus payable will be a percentage of the executive officer’s target bonus amount based upon the extent to which the 2005 cash earnings of the Company exceed a certain minimum threshold that reflects an improvement over 2004 cash earnings. The tentative bonus then will be increased or decreased to the extent that the Company’s cash return on investment (“CRI”) during 2005 is above or below a target range of CRI. In no event, however, may the bonus actually paid exceed 200% of the employee’s target bonus amount. In addition, 10% of each executive officer’s target bonus amount may be withheld dependent upon the Company’s successful compliance during 2005 with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Compensation Committee may amend or modify the arrangement in its discretion and will make bonus determinations based upon the foregoing formula as well as other relevant factors as determined by the Committee in its discretion.

On March 19, 2005, the Committee also approved performance goals for the 2005 performance share awards granted in November 2004 under the Company’s 1995 Stock Option and Incentive Plan to executive officers and other employees of the Company. The 2005 performance share awards vest fully to the extent that the specified performance goals over the three-year period 2005-2007 are met and the employee remains employed with the Company until the 2007 results are finalized in early 2008. The performance goals for the 2005 performance awards are based upon a cumulative cash earnings target for the three-year period 2005-2007. Performance shares may be earned annually based upon the portion of the cumulative cash earnings target reached, but do not vest until 2007 results are finalized in 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ John J. Collins, Jr.
John J. Collins, Jr., Senior Vice President,
General Counsel and Secretary

Date: March 23, 2005